AGREEMENT


THIS EMPLOYMENT AGREEMENT made and entered into as of the 4th day of December 2003, by and between SECURITYNATIONAL MORTGAGE COMPANY, a Utah corporation (the "Company"), having its principal place of business at 5300 South 360 West, First Floor, Salt Lake City, Utah 84123, and J. LYNN BECKSTEAD ("Beckstead or Employee").

                                   WITNESSETH:

In consideration of the mutual covenants herein contained, the parties agree as follows:

1. EMPLOYMENT IN EXECUTIVE CAPACITY The Company hereby agrees to employ Beckstead as President of Security National Mortgage Company for a five (5) year term commencing on December 4, 2003, and terminating no sooner, other than for cause, than December 4, 2008. The Company agrees to renew this Employment Agreement on December 4th, 2008, and December 4th 2013 for additional five-year periods provided that Employee has performed his duties with usual and customary care, diligence, and prudence becoming the position and has not performed or failed to perform any act which would justify a termination for cause.

2. VESTING OF AGREEMENT UPON THE TERMINATION OF EMPLOYMENT OF SCOTT M. QUIST Unless otherwise agreed to in writing, the Retirement Benefits of Paragraph 12 of this Agreement shall vest and shall not be subject to forfeiture for cause or otherwise upon the termination of Scott M. Quist from employment as President within the Security National complex of companies.

3. EMPLOYEE AGREES TO DEVOTE FULL TIME Beckstead agrees to such employment and agrees to devote his full time and attention to the performance of his duties hereunder which shall include such additional duties as may be assigned to him from time to time by the Board of Directors and/or the Chairman of the Company. Employee agrees to perform such duties in a reasonable fashion using customary standards of diligence, care, and prudence comensurate with his position.

4. EMPLOYEE AGREES TO RELINQUISH ANY CLAIM TO STOCK OWNERSHIP IN SECURITYNATIONAL MORTGAGE COMPANY In partial consideration of this agreement Employee agrees that he owns no stock in SecurityNational Mortgage Company and that if he has ever owned any such ownership interest it is hereby transferred to the Company and terminated in consideration of this agreement.

5. EMPLOYEE TO BE OFFICER During the term of this Agreement and each renewal thereof, it is agreed that Beckstead shall be elected as President of SecurityNational Mortgage Company.

6. COMPENSATION In consideration of the services to be rendered by Beckstead as an officer of the Company, the Company agrees to pay Beckstead and he agrees to accept compensation at no less than his current rate of compensation including benefits. It is agreed that the term "current rate of compensation" does not include such items as stock option grants or incentive or similar bonuses as may be granted by the Board of Directors from time to time. It is agreed that on a yearly anniversary date of this Employment Agreement or such other time as the Board of Directors may see fit, the compensation being paid to Beckstead shall be reviewed by the Board of Directors and adjusted by the Board of Directors as they see fit, but in no event shall compensation be less than the current rate of compensation. Beckstead shall be entitled to reimbursement for any and all reasonable expenses associated with his duties incurred by him in the performance of his duties.


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7.  DISABILITY In the event  Beckstead is unable to perform the duties  provided for hereunder because of illness or accident, then Beckstead shall be entitled to one-half (1/2) of the current rate of compensation provided for hereunder for a term of five (5) years from the date of the commencement of said disability pursuant to such illness of accident. In lieu of the benefit provided in this paragraph the Company may purchase a disability policy. To the extent that any such policy were to pay a benefit in excess of one-half of the current rate of compensation provided for hereunder, then no additional benefit shall be due under this paragraph. To the extent any such benefit is less than one-half of the current rate of compensation then this paragraph shall be interpreted to pay an amount sufficient to bring the benefit to one-half of the current rate of compensation.

8. PENSION PLAN The Company agrees to provide an ESOP and or 401-K Plan or similar arrangement for Beckstead and to make a contribution to the Plan on behalf of Beckstead consistent with the Company's past and current practices regarding other executive employees of SecurityNational Mortgage or Security National Financial Corporation.

9. INSURANCE The Company agrees to maintain a group term life insurance policy in the amount of not less than $350,000 on the life of Beckstead, who shall have the right to designate the beneficiaries and the owner or owners of that policy. Such policy shall terminate upon retirement but if possible will be converted to an individual policy in favor of Employee. It is agreed that premiums for his policy shall be paid by the Company until retirement or other termination. The Company further agrees to maintain a Whole Life Insurance Policy in the amount of $150,000.00 on the life of Beckstead, who shall have the right to designate the beneficiaries and the owner or owners of that policy. It is agreed that all premiums for both policies shall be paid by the Company until retirement or other termination. Employee agrees that it is his responsibility to locate and procure such coverage. Employee represents that he is capable of qualifiying for such coverages under standard rates and conditions. If for whatever reason Employee does not so qualify then the benefit to be paid under this paragraph is the premium amounts that would be paid assuming standard rates and conditions. The Company agrees to purchase a group hospitalization policy for Beckstead providing family coverage for his spouse and minor children with benefits consistent with the Company's past and current practices regarding other executive employees of SecurityNational Mortgage or Security National Financial Corporation such coverage to be provided until retirement or other termination.

10. AUTOMOBILE The Company agrees to furnish Beckstead, until retirement or other termination, with an automobile or truck, consistent with past practices, with lease payments to be made by the Company.

11. MERGER OR SALE In the event the business conducted by the Company is acquired by another entity through acquisition of assets, merger, or otherwise, this Agreement shall be binding upon any such successor organization and the any such agreements having as their subject such combination shall specifically adopt this Agreement. However, if as a consequence of any such combination, Beckstead is unable to continue his employment at the same salary, terms, and conditions, then and in that event, and in addition to the Retirement Benefit contained in paragraph 12, the Company agrees to pay Beckstead full salary plus all benefits including bonuses, options etc for a term of five (5) years from the date of his termination. In the event Beckstead is able to negotiate an Employment Agreement with a successor entity that is equal to or more favorable than this Agreement, then this provision shall be void. In the event that Beckstead is able to negotiate an employment agreement with the successor entity that is less favorable than the terms contained herein, then this agreement shall be interpreted so as to make up the shortfall in compensation such that Employee shall receive the amounts that he would have received under this agreement.


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12.  RETIREMENT  BENFITS  Beckstead  shall be  entitled  to  receive  an  annual
Retirement Benefit commencing one month from the date of his retirement (to commence no sooner than age 62 and one half), five years following complete disability or the completion of paragraph 6, or termination of his employment without cause whenever occurring, in an amount equal to one-half (1/2) of his then current rate of compensation. This Benefit shall be paid annually for ten
(10) years. In the event that Beckstead dies prior to receiving all benefits outlined in this paragraph, payments shall be made to his Intervivos Trust dated September 11, 1998.

13. MODIFICATION The terms of this Agreement shall not be altered, amended or modified except in writing signed by a duly authorized officer of the Company and Beckstead.

14. PAROL AGREEMENTS This Agreement contains the entire contract between the parties, and any representations that may have heretofore been made by either party to the other are void. Neither party has relied on such prior representations in entering into this Agreement.

15. DECISIONS OF THE BOARD OF DIRECTORS AND BINDING ARBITRATION Decisions and determinations as contemplated in this agreement regarding Employee shall be made by majority vote of the Board of Directors of the Company. If Beckstead is a member of such Board, he shall be recused from voting. Any disputes arising under this agreement shall be subjected to binding arbitration. Each party shall choose one arbitrator who shall be member of the American Arbitration Association and those two members shall choose a third member. The Arbitrators shall follow rules of the American Arbitration Association regarding employment matters.

16. NOTICES Any notices required to be given hereunder shall be deemed officially given if sent by certified mail to the above-mentioned addresses or to such other addresses as either party may hereafter designate by notice given in the same manner.


     This Agreement supersedes all prior understandings and agreements between the parties and may not be changed or terminated orally, but only by a writing signed by the parties hereto.

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

ATTEST:                            SECURITYNATIONAL
                                   MORTGAGE COMPANY





                                   Scott M. Quist, Chairman




                                   J. Lynn Beckstead